EXHIBIT "99.1"

NEWS RELEASE ***FOR IMMEDIATE RELEASE***	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Third Quarter 2016 Results

DALLAS (November 15, 2016) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2016. TCI announced today that the Company reported net loss applicable to common shares of approximately $4.8 million, or $0.55 per diluted earnings per share, for the three months ended September 30, 2016, as compared to a net loss applicable to common shares of $6.8 million, or $0.79 per diluted earnings per share for the same period ended 2015.

"The Company believes there is no reason to adjust our strategic posture of maintaining a strong focus on our multi-family portfolio. We will also continue to solidify the portfolio and pay close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our third quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Rental and other property revenues were $29.8 million for the three months ended September 30, 2016. This represents an increase of $2.2 million compared to the prior period revenues of $27.5 million. The change by segment is an increase in the apartment portfolio of approximately $2.7 million and a decrease in the commercial portfolio of $0.5 million. During the three months ended September 30, 2016, we recorded $2.1 million rental revenue for five apartment communities purchased since September 30, 2015 and had a decrease in rental revenue of $0.4 million for one apartment community sold since September 30, 2015, for a net increase of $1.7 million. The $0.5 million decrease in revenues for the commercial portfolio was primarily due to a decrease of $0.4 million in revenues for the Mahogany Run Golf Course in the third quarter of 2016 as compared to the third quarter of 2015.

Property operating expenses were $15.4 million for the three months ended September 30, 2016, an increase of $1.2 million compared to the prior period expense of $14.2 million. Property operating expenses increased $1.3 million for our apartment portfolio and $0.3 million for the commercial portfolio. The primary reason for the increase in property operating expenses for the Company's apartment portfolio was the purchase of five communities with a total of 777 units, net of one community sold with a total of 160 units since September 30, 2015, for a net increase of 617 units.

Mortgage and loan interest expense was $13.6 million for each of the three months ended September 30, 2016 and 2015. There were increases of $0.9 million and $0.1 million for the other and apartment segments, respectively, with decreases of $0.8 million and $0.2 million in our land and commercial properties segments, respectively. The $0.9 million increase in the other segment was due primarily to securing a new mezzanine debt obligation in the third quarter of 2016. The decrease in the land portfolio of $0.8 million was due to the transfer of mortgage obligations related to land sold.

Gain on land sales was $0.6 million for the three months ended September 30, 2016 compared to $1.0 million for the three months ended September 30, 2015. In the current period we sold 4.8 acres of land for a total sales price of $0.8 million and recorded a gain of $0.6 million. In 2015, we sold 154.6 acres of land for a total sales price of $2.9 million and recorded a gain of $1.0 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2016	2015	2016	2015
Revenues:				
Rental and other property revenues (including $174 and $211 for the three months and $521 and $591 for the nine months ended 2016 and 2015, respectively, from related parties)	$ 29,776	$ 27,539	$ 89,200	$ 73,599
Expenses:				
Property operating expenses (including $221 and $192 for the three months and $644 and $522 for the nine months ended 2016 and 2015, respectively, from related parties)	15,413	14,195	45,295	35,987
Depreciation and amortization	6,014	6,555	17,665	16,305
General and administrative (including $753 and $727 for the three months and $1,501 and $1,547 for the nine months ended 2016 and 2015, respectively, from related parties)	1,541	1,146	4,754	4,191
Net income fee to related party	67	51	193	142
Advisory fee to related party	2,394	2,666	7,096	6,561
Total operating expenses	25,429	24,613	75,003	63,186
Net operating income	4,347	2,926	14,197	10,413
Other income (expenses):				
Interest income (including $4,249 and $2,503 for the three months and $10,269 and $8,861 for the nine months ended 2016 and 2015, respectively, from related parties)	4,251	2,505	11,386	9,260
Other income	8	(77)	1,178	4
Mortgage and loan interest (including $212 and $0 for the three months and $437 and $31 for the nine months ended 2016 and 2015, respectively, from related parties)	(13,568)	(13,550)	(38,826)	(31,953)
Earnings (losses) from unconsolidated joint ventures and investees	-	(4)	(2)	39
Litigation expense	-	(85)	-	(203)
Total other expenses	(9,309)	(11,211)	(26,264)	(22,853)
Loss before gain on sale of income-producing properties, loss on land sales, non-controlling interest, and taxes	(4,962)	(8,285)	(12,067)	(12,440)
Gain on sale of income-producing properties	-	735	4,925	735
Gain on land sales	555	997	3,925	5,124
Net loss from continuing operations before taxes	(4,407)	(6,553)	(3,217)	(6,581)
Income tax benefit (expense)	(25)	16	(24)	107
Net loss from continuing operations	(4,432)	(6,537)	(3,241)	(6,474)
Discontinued operations:				
Net income from discontinued operations	-	47	3	306
Income tax expense from discontinued operations	-	(16)	(1)	(107)
Net income from discontinued operations	-	31	2	199
Net loss	(4,432)	(6,506)	(3,239)	(6,275)
Net income attributable to non-controlling interest	(114)	(95)	(189)	(82)
Net loss attributable to Transcontinental Realty Investors, Inc.	(4,546)	(6,601)	(3,428)	(6,357)
Preferred dividend requirement	(227)	(227)	(673)	(673)
Net loss applicable to common shares	$ (4,773)	$ (6,828)	$ (4,101)	$ (7,030)
Earnings per share - basic				
Net loss from continuing operations	$ (55.00)	$ (0.79)	$ (0.47)	$ (0.83)
Net income from discontinued operations	-	-	-	0.02
Net loss applicable to common shares	$ (55.00)	$ (0.79)	$ (0.47)	$ (0.81)
Earnings per share - diluted				
Net loss from continuing operations	$ (0.55)	$ (0.79)	$ (0.47)	$ (0.83)
Net income from discontinued operations	-	-	-	0.02
Net loss applicable to common shares	$ (0.55)	$ (0.79)	$ (0.47)	$ (0.81)
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.				
Net loss from continuing operations	$ (4,546)	$ (6,632)	$ (3,430)	$ (6,556)
Net income from discontinued operations	-	31	2	199
Net loss	$ (4,546)	$ (6,601)	$ (3,428)	$ (6,357)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2016		December 31, 2015	
	(unaudited)			
	(dollars in thousands, except share and par value amounts)			
Assets				
Real estate, at cost	$	1,007,055	$	935,635
Real estate subject to sales contracts at cost		47,192		47,192
Less accumulated depreciation		(154,399)		(138,808)
Total real estate		899,848		844,019
Notes and interest receivable:				
Performing (including $70,543 in 2016 and $64,181 in 2015 from related parties)		74,529		71,376
Less allowance for doubtful accounts (including $1,825 in 2016 and 2015 from related parties)		(1,825)		(1,825)
Total notes and interest receivable		72,704		69,551
Cash and cash equivalents		7,339		15,171
Restricted cash		33,488		44,060
Investments in unconsolidated joint ventures and investees		2,469		5,243
Receivable from related party		91,367		90,515
Other assets		44,333		41,645
Total assets	$	1,151,548	$	1,110,204
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	817,268	$	772,636
Notes related to real estate held for sale		376		376
Notes related to real estate subject to sales contracts		5,815		6,422
Deferred revenue (including $50,669 in 2016 and $50,645 in 2015 to related parties)		71,054		71,021
Accounts payable and other liabilities (including $6,267 in 2016 and $5,845 in 2015 to related parties)		35,892		34,694
Total liabilities		930,405		885,149
Shareholders' equity:				
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2016 and 2015. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2016 and 2015 (liquidation preference $100 per share)		1		1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2016 and 2015; outstanding 8,717,767 shares in 2016 and 2015		87		87
Treasury stock at cost, 200 shares in 2016 and 2015		(2)		(2)
Paid-in capital		270,076		270,749
Retained earnings		(67,515)		(64,087)
Total Transcontinental Realty Investors, Inc. shareholders' equity		202,647		206,748
Non-controlling interest		18,496		18,307
Total shareholders' equity		221,143		225,055
Total liabilities and shareholders' equity	$	1,151,548	$	1,110,204